                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                          \    \  OMB Number:      3235-0059  \
 DELETE IF NOT REQUIRED  -------------------   \  Expires:  January 31, 2002  \
                                          /    \  Estimated average burden    \
                                               \  hours per response....13.12 \
                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              SHOPKO STORES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                 [SHOPKO LOGO]

                              SHOPKO STORES, INC.

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 5, 2001

TO THE SHAREHOLDERS OF SHOPKO STORES, INC.:

   Notice is hereby given that the Annual Meeting of Shareholders of ShopKo Stores, Inc. will be held on Tuesday, June 5, 2001 at 10:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin, for the following purposes:

     1) To elect three directors of the Company to serve for three-year terms;

     2) To approve the Company's 2001 Stock Incentive Plan;

     3) To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending February 2, 2002; and

     4) To transact such other business as may properly come before the meeting.

   Shareholders of record at the close of business on April 2, 2001 are entitled to one vote for each share held of record at that time.

   IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all shareholders execute, date and return the proxy, using the enclosed envelope to which no postage need be affixed if mailed in the United States.

                                          By Order of the Board of Directors

                                          Peter G. Vandenhouten
                                          Assistant Secretary

May 1, 2001

                              SHOPKO STORES, INC.

                                700 PILGRIM WAY
                                P.O. BOX 19060
                        GREEN BAY, WISCONSIN 54307-9060

                                PROXY STATEMENT

   This proxy statement is furnished for solicitation by the Board of Directors of ShopKo Stores, Inc. (the "Company") of proxies in the enclosed form from holders of Common Stock to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 5, 2001 at 10:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin, and at any adjournment of that meeting.

   A shareholder may revoke his or her proxy at any time before it is voted by written notice to the Assistant Secretary, or by filing with the Assistant Secretary another proxy bearing a later date, or by appearing and voting at the meeting. All proxies which are not so revoked will be voted in accordance with the terms thereof. Unless otherwise indicated, all proxies will be voted for the individuals nominated to serve as directors, for approval of the Company's 2001 Stock Incentive Plan and for ratification of the appointment of the independent auditors. The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors or as auditors should decline or be unable to serve, the persons named in the proxy will vote on the same in their discretion.

   This proxy statement and accompanying form of proxy will be first mailed or given to shareholders on or about May 1, 2001.

   The Company's Common Stock, $0.01 par value ("Common Stock"), is the only class of capital stock currently outstanding, and only the holders of Common Stock of record at the close of business on April 2, 2001 are entitled to vote at the meeting. Each shareholder is entitled to one vote for each share held of record on each proposal being voted upon. As of the record date, 28,698,590 shares of Common Stock are eligible to vote at the meeting. A majority of the shares entitled to vote constitutes a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Abstentions and broker non-votes will not be counted as voting on any matter at the Annual Meeting.

                                    ITEM 1

                             ELECTION OF DIRECTORS

   Pursuant to the Company's Articles of Incorporation, the Board is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. Jeffrey C. Girard, Dale P. Kramer and John G. Turner are nominated to serve three-year terms expiring at the 2004 Annual Meeting of Shareholders.

Vote Requirement to Elect Nominees; Board Recommendation

   Directors are elected by a plurality of the votes cast by holders of the Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the three directors who receive the largest number of votes will be elected as directors. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast.

   The Board recommends a vote FOR these nominees. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote for the election of these nominees. The Board is informed that Messrs. Girard, Kramer and Turner are willing to serve as directors. If, however, they are unable to serve or for good cause will not serve, the proxy may be voted for such other person or persons as the proxies shall, in their discretion, determine.

   Set forth below is certain information, as of February 3, 2001, concerning Messrs. Girard, Kramer, Turner and the four directors of the Company whose terms of office will continue after the Annual Meeting:

                           Nominees for Election as
                        Directors for Terms Expiring at
                          the Annual Meeting in 2004

Jeffrey C. Girard; 53; director of the Company since June, 1991; President of
 Girard & Co. of Minneapolis, Minnesota, a private consulting company, and from 1997 to 1999 was an Adjunct Professor at the Carlson School of Management, University of Minnesota; Executive Vice President and Chief Financial Officer of Supervalu, Inc. from October, 1992 to July, 1997; prior thereto, he held the positions of Executive Vice President, Chief Financial Officer and Treasurer of Supermarkets General Holdings Corporation and Senior Vice President and Chief Financial Officer of Supervalu, Inc.

Dale P. Kramer; 61; director of the Company since August, 1991; Chairman of the Board from July, 1997 to March, 2000; President and Chief Executive Officer of the Company from February, 1991 to March, 1999; prior thereto, he served as the Company's Executive Vice President from April, 1983 to February, 1986 and as its Executive Vice President and Chief Operating Officer from February, 1986 to February, 1991. Mr. Kramer was employed by the Company in various other positions since 1971.

John G. Turner; 61; director of the Company since August, 1999; employed by the ING Group since that company's acquisition of ReliaStar Financial Corp. in September, 2000 as Vice Chairman, ING Americas and General Manager and Chief Executive Officer, ING Mutual Funds and Institutional Asset Management-U.S.; prior thereto he held numerous executive offices within Reliastar, including Chairman and Chief Executive Officer from 1993 to September, 2000. Mr. Turner is also a director of ING America Insurance Holdings, Inc. and Hormel Foods Corporation.

                        Directors Whose Terms Expire at
                          the Annual Meeting in 2002

William J. Podany; 54; director of the Company since July, 1997; Chairman of the Board since March, 2000; and President and Chief Executive Officer of the Company since March, 1999. He was President and Chief Operating Officer of ShopKo's retail division from November, 1997 to March, 1999, and was Executive Vice President and Chief Operating Officer of the Company from November, 1994 to March, 1999. From 1992 to 1994, Mr. Podany was Executive Vice President--Merchandise of Carter Hawley Hale, a federation of four department store chains. He has held senior merchandising executive officer positions with Allied Stores, May Department Stores and Carter Hawley Hale since 1978.

Gregory H. Wolf; 44; director of the Company since November, 1998; Chairman and Chief Executive Officer of nextHR.com since January, 2000. nextHR.com is an application service provider of human resource asset management services. He was previously an officer of Humana, Inc., a provider of managed healthcare products and services, from October, 1995 to August, 1999, having first served as Senior Vice President of Sales and Marketing; as Chief Operating Officer from July 1996 to

 September, 1996; President from September, 1996 through November, 1997; and President, Chief Executive Officer and Director from December, 1997 to August, 1999. Prior to joining Humana, Mr. Wolf had been employed by EMPHESYS Financial Group, Inc. and its affiliates since 1988, where he most recently served as President. In October, 1995, EMPHESYS was acquired by Humana. Mr. Wolf is a director of the Pennsylvania State University Schreyer Honors College and Institute for Innovation and Learning and a National Trustee for the Boys and Girls Clubs of America.

                        Directors Whose Terms Expire at
                          the Annual Meeting in 2003

Jack W. Eugster; 55; director of the Company since September, 1991; he was the Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, from 1986 until February, 2001. Mr. Eugster is also a director of Donaldson Co., and Best Buy Co., Inc.

Stephen E. Watson; 56; director of the Company since July, 1997; President,
 Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer of outdoor recreational equipment and clothing, since November, 1997; he held various executive officer positions with Dayton-Hudson Corporation and its corporate predecessors from 1972 until his retirement in March, 1996, including President, Chairman/Chief Executive Officer of the Department Store Division and member of the Board of Directors from 1991 until March, 1996.

Board of Directors and Committees

   The Board of Directors held 12 meetings in the fiscal year ended February 3, 2001. Each incumbent director participated in 75 percent or more of the total number of the meetings of the Board and those of the committees of which such director is a member.

   The Board has two standing committees: the Compensation and Stock Option Committee and the Audit Committee. The Board does not have a standing nominating committee.

   The Compensation and Stock Option Committee is currently comprised of Messrs. Eugster (Chairman), Turner and Watson. The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's employee stock option and stock incentive plans. In addition, the Compensation and Stock Option Committee reviews the President's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's compensation and benefit plans and (iii) adopting and changing major corporate compensation policies and practices, and reports its actions and recommendations to the full Board of Directors. The Compensation and Stock Option Committee met 3 times in the fiscal year ended February 3, 2001.

   The Audit Committee is currently comprised of Messrs. Girard (Chairman), Watson and Wolf. Messrs. Girard, Watson and Wolf are "independent" within the meaning of the listing standards of the New York Stock Exchange. The duties of the Audit Committee are to oversee the actions of the Company toward: (i) maintaining the reliability and integrity of the Company's accounting policies and financial reporting and disclosure practices; (ii) establishment and maintenance of processes to assure that an adequate system of internal control is functioning within the Company; (iii) establishment and maintenance of processes to assure compliance by the Company with applicable laws and regulations; and (iv) overseeing the Company's relations with the independent public accountants. The Board of Directors has adopted a charter for the Audit Committee, which is attached to this proxy statement as Appendix A. The Audit Committee met 2 times in the fiscal year ended February 3, 2001.

   The Company believes that it would benefit from the perspectives brought by competent and qualified members of the Board who are also women or members of racial minority groups. In the future, as candidates are considered for nomination for future vacancies on the Board, the Company intends to consider competent and qualified women and persons from minority racial groups among those it considers for nomination.

Director Compensation

   Each director who is not an employee of the Company receives an annual retainer fee of $25,000, a fee of $1,000 for each board meeting in which the director participates, and a fee of $1,000 for each committee meeting in which the director participates, if such committee meeting is not held on the same day as a board meeting. Non-employee chairpersons of the Board's committees receive an additional $2,000 annual retainer fee. The Company reimburses all non-employee directors for travel and related expenses incurred in connection with Board and committee meetings.

   In November, 2000, Mr. Eugster was appointed as the Lead Director of the Board of Directors. As compensation for acting as the Lead Director, Mr. Eugster received an option to purchase 6,700 shares of Company Common Stock.

   The Company's 1991 Stock Option Plan, 1995 Stock Option Plan, as amended, and 1998 Stock Incentive Plan authorize various stock incentive awards to non-employee directors. Messrs. Eugster, Girard, Kramer, Turner, Wolf and Watson were granted options to purchase 2,000 shares of Common Stock at $18.19 per share on May 24, 2000. In addition, in recognition of his years of service as the Company's Chairman, Chief Executive Officer, and President, Mr. Kramer was granted options to purchase 100,000 shares of common stock at $18.19 per share on May 24, 2000.

   Mr. Kramer has entered into an agreement with the Company whereby Mr. Kramer provides certain consulting services to the Company. Pursuant to the agreement, the Company pays Mr. Kramer an annual fee of $130,000 (which includes fees payable to Mr. Kramer for his services as a director of the Company) and reimburses Mr. Kramer's reasonable out of pocket expenses. The agreement has a term of two years and expires on February 2, 2002.

   In 2000, the Company retained Girard Financial Consulting to provide general business and financial consulting to the Company. Mr. Girard is the president of Girard Financial Consulting. Girard Financial Consulting received $80,000 with respect to consulting services provided in fiscal 2000.

   The Company has adopted a deferred compensation plan for non-employee directors that allows non-employee directors to elect to defer for the next four years their annual retainers and other fees. This Plan provides that (i) the participating director must defer 100 percent (minus applicable tax withholding and social security tax) of the director's fees under the Plan;
(ii) amounts deferred under the Plan will, at the election of the participating director, earn interest either at a rate equal to 120 percent of the 120-month rolling average of 10-year U.S. Treasury Notes or at a rate equal to the rate earned under one or more equity portfolios described in the Plan; and (iii) amounts deferred under the Plan will be payable in ten equal annual installments commencing upon the earlier of the participating director's termination as a director for any reason (including death) or the participating director's reaching age 70 (extended for up to five years for a director's initial deferral under the Plan). As of February 3, 2001, no current non-employee directors have elected to participate in this Plan.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

   Set forth in the table below is information regarding the beneficial ownership of shares of the Common Stock by (i) each person or entity known by the Company to beneficially own 5% or more of the total number of outstanding shares of the Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and four most highly compensated executive officers other than the Chief Executive Officer, and (iv) the directors and executive officers of the Company as a group (18 persons). Except as otherwise noted, information with respect to directors and executive officers is as of February 3, 2001.

                                                      Amount and Nature
                                                        of Beneficial
Name of Beneficial Owner                               Ownership(1)(2)  Percent
------------------------                              ----------------- -------
FMR Corp. (3)........................................     3,624,900      12.6%
 82 Devonshire Street
 Boston, Massachusetts 02109
Dimensional Fund Advisors Inc. (4)...................     2,320,800       8.1%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, California 90401
Mellon Financial Corporation (5).....................     1,773,560       6.2%
 One Mellon Center
 Pittsburgh, Pennsylvania 15258
William J. Podany (6) (7)............................       167,000         *
Jack W. Eugster......................................        24,897         *
Jeffrey C. Girard....................................        11,000         *
Dale P. Kramer.......................................       220,000         *
John G. Turner.......................................         2,700         *
Stephen E. Watson....................................         7,077         *
Gregory H. Wolf......................................        49,900         *
Michael J. Bettiga (6)...............................        60,940         *
Roger J. Chustz (6)..................................        55,000         *
Steven T. Harig (6)..................................         6,000         *
Michael J. Hopkins (6)...............................        36,000         *
All directors and executive officers as a group (18
 persons)............................................       755,414       2.6%

--------
   *Less than 1%
(1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2) Includes shares which may be acquired within 60 days pursuant to stock options as follows: Mr. Podany 132,000 shares, Mr. Eugster 20,897 shares, Mr. Girard 5,000 shares, Mr. Kramer 130,000 shares, Mr. Watson 7,077 shares, Mr. Wolf 3,800 shares, Mr. Bettiga 54,240 shares, Mr. Chustz 50,000 shares, Mr. Harig 6,000 shares, Mr. Hopkins 36,000 shares, and all directors and executive officers as a group, 555,014 shares.
(3) Based on Schedule 13G filed February 9, 2001. According to this filing, FMR Corp. has sole voting power as to 472,600 shares and sole dispositive power as to all 3,624,900 shares as of January 31, 2001.

(4) Based on Schedule 13G filed February 2, 2001. Dimensional Fund Advisors Inc. has sole voting and dispositive power as to all 2,320,800 shares.
(5) Based on Schedule 13G filed January 19, 2001. According to this filing, Mellon Financial Corporation has sole voting power as to 1,472,660 shares, shared voting power as to 104,800 shares and sole dispositive power as to 1,773,560 shares.
(6) The number of shares shown with respect to the Company's executive officers does not reflect funds from their respective Profit Sharing and 401(k) Plans invested in Common Stock through the ShopKo Stock Fund. As of February 3, 2001, such executive officers' approximate ShopKo Stock Fund account balances were as follows: Mr. Podany $53,786.49, Mr. Chustz $9,840.62, Mr. Hopkins $38,080.89, and Mr. Bettiga $13,437.95.
(7) Includes 25,000 shares of restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan, as amended.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   Based solely upon the Company's review of Forms 3, 4 and 5 received by it during the last fiscal year pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons, with the exception of one Form 4 covering one transaction which was filed by Mr. Eugster on January 4, 2001, within thirty (30) days of the due date.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table (the "Summary Compensation Table") sets forth the compensation paid by the Company for each of the last three fiscal years to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers:

                          SUMMARY COMPENSATION TABLE

                                                                Long term
                                                               Compensation
                                     Annual Compensation          Awards
                                ------------------------------ ------------
                                                                Securities
                                                     Other      Underlying
                                                     Annual      Options/    All Other
       Name and                            Bonus  Compensation     SARs     Compensation
  Principal Position    Year(1) Salary($) ($)(2)     ($)(3)        (#)         ($)(4)
----------------------- ------- --------- ------- ------------ ------------ ------------
William J. Podany......  2000    768,462        0        0        75,000       50,377(5)
 Chairman, President &   1999    625,000  750,000        0       175,000       64,816
 CEO                     1998    523,007  523,077      145             0      321,102
Michael J. Hopkins ....  2000    407,285        0        0        25,000       72,738(6)
 President, Pamida       1999    322,385  285,354        0        25,000       31,264
                         1998    249,077  174,354      197             0      189,300
Michael J. Bettiga.....  2000    306,346        0        0        10,000       12,042(7)
 Sr. Vice President,     1999    262,880  184,016        0        10,000       29,851
 Stores/
 Retail Health
 Operations              1998    236,406  165,484      151             0      188,922
Roger J. Chustz (8)....  2000    272,538        0      220        10,000       17,799(9)
                         1999    252,350  176,645    2,353        10,000       29,589
                         1998    251,785  176,249       75             0      190,491
Steven T. Harig........  2000    271,846        0    2,853        10,000       17,019(10)
 Sr. Vice President,     1999    248,227  173,758    2,673        10,000       31,066
 Planning,
 Replenishment &         1998    235,200  164,640      452             0      189,763
 Analysis, Distribution
 & Transportation

--------
 (1) Refers to fiscal years ended on the following dates: 1998: January 30, 1999; 1999: January 29, 2000; and 2000: February 3, 2001.
 (2) Represents bonuses earned with respect to the indicated fiscal year pursuant to the Company's Executive Incentive Plan although all or a portion of the bonus may have been paid during the subsequent fiscal year.
 (3) Represents above market interest earned under the Company's Deferred Compensation Plan.
 (4) All Other Compensation for the listed individuals includes one or more of the following: Company-paid portion of individual life insurance policies; 401(k) Company match; Profit Sharing Plan contributions paid with respect to the previous fiscal year; relocation expenses and tax adjustments in connection therewith.
 (5) All Other Compensation for Mr. Podany includes the following: Company paid portion of individual life insurance policy: $165; 401(k) Company match: $6,095; and Profit Sharing Plan contributions for fiscal year 1999: $44,117.
 (6) All Other Compensation for Mr. Hopkins includes the following: Company paid portion of individual life insurance policy: $165; 401(k) Company match: $5,572; and Profit Sharing Plan contributions for fiscal year 1999: $14,741; relocation expenses and tax adjustments in connection therewith: $52,260.
 (7) All Other Compensation for Mr. Bettiga includes the following: Company paid portion of individual life insurance policy: $165; and Profit Sharing Plan contributions for fiscal year 1999: $11,877.

 (8) Mr. Chustz ceased to be an employee of the Company on March 8, 2001. Formerly, Mr. Chustz was Sr. Vice President, General Merchandise Manager/Apparel and Product Development.
 (9) All Other Compensation for Mr. Chustz includes the following: Company paid portion of individual life insurance policy: $165; 401(k) Company match: $5,547; and Profit Sharing Plan contributions for fiscal year 1999: $12,087.
(10) All Other Compensation for Mr. Harig includes the following: Company paid portion of individual life insurance policy: $165; 401(k) Company match:
     $5,551; and Profit Sharing Plan contributions for fiscal year 1999:
     $11,303.

Option Grants Table

   The following table sets forth information about stock option grants during the fiscal year ended February 3, 2001 to the five executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          Individual Grants
                         ---------------------------------------------------
                                                                             Potential Realizable Value
                            Number of     % of Total                         at Assumed Annual Rates of
                           Securities    Options/SARs                         Stock Price Appreciation
                           Underlying     Granted to  Exercise or                  For Option Term
                          Options/SARs   Employees in Base Price  Expiration ---------------------------
Name                     Granted (#) (1) Fiscal Year   ($/Share)     Date        5%($)        10%($)
----                     --------------- ------------ ----------- ---------- ------------- -------------
William J. Podany.......     75,000          9.4%        5.313     11/28/10        250,599       635,067
Michael J. Hopkins......     25,000          3.1%        5.313     11/28/10         83,533       211,689
Michael J. Bettiga......     10,000          1.2%        5.313     11/28/10         33,413        84,676
Roger J. Chustz.........     10,000          1.2%        5.313     11/28/10         33,413        84,676
Steven T. Harig.........     10,000          1.2%        5.313     11/28/10         33,413        84,676

--------
(1) Forty percent (40%) of Company stock options vest and become exercisable on the second anniversary of the date of grant, with an additional twenty percent (20%) of the options vesting and becoming exercisable on each successive anniversary of the date of grant. All stock options vest immediately upon a "Change of Control," as defined in the Company's stock option plans.

Option Exercise and Fiscal Year End Value Table

   The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning stock options exercised during the last fiscal year and the number and value of options outstanding on February 3, 2001.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                              Number of Securities
                          Shares             Underlying Unexercised   Value of Unexercised In-
                         Acquired            Options/SARs at Fiscal   the-Money Options/SARs at
                            on     Value          Year-End (#)           Fiscal Year-End ($)
                         Exercise Realized -------------------------- -------------------------
Name                       (#)      ($)    Exercisable Unexercisable  Exercisable Unexercisable
----                     -------- -------- ----------- -------------- ----------- -------------
William J. Podany.......     0        0      92,000       258,000           0        276,525
Michael J. Hopkins......     0        0      36,000        54,000           0         92,175
Michael J. Bettiga......     0        0      54,240        24,000           0         36,870
Roger J. Chustz.........     0        0      50,000        24,000           0         36,870
Steven T. Harig.........     0        0       6,000        24,000           0         36,870

             Long-Term Incentive Plans--Awards in Last Fiscal Year

   The following table sets forth information about long term incentive plan awards granted during the fiscal year ended February 3, 2001 to the five executive officers named in the Summary Compensation Table pursuant to the Company's 2000 Executive Long-Term Incentive Plan (the "2000 LTIP"):


                                           Performance
                                            or Other
                                             Period    Estimated Future Payouts
                                              Until    -------------------------
                                           Maturation  Threshold Target  Maximum
                                               or        (% of    (% of   (% of
Name                                        Payout(1)   Salary)  Salary) Salary)
----                                       ----------- --------- ------- -------
William J. Podany.........................    2/2/02     28.5       60     120
                                             1/31/04     28.5       60     120
Michael J. Hopkins........................    2/2/02     23.7       50     100
                                             1/31/04     23.7       50     100
Michael J. Bettiga........................    2/2/02     16.6       35      70
                                             1/31/04     16.6       35      70
Roger J. Chustz...........................    2/2/02     16.6       35      70
                                             1/31/04     16.6       35      70
Steven T. Harig...........................    2/2/02     16.6       35      70
                                             1/31/04     16.6       35      70

--------
(1) Upon attainment of performance criteria as set by the Compensation Committee during a performance period, an award in the amount of the participant's then-current annual base salary will be paid in the form of the Company's Common Stock, cash, or a combination thereof, as determined by the Compensation Committee. During fiscal year 2000, the Compensation Committee established performance criteria and award levels for the two-year and four-year fiscal periods commencing January 30, 2000. For both the two and four year periods, the performance criteria is cumulative net operating profit, on an after tax basis, and a ratio known as "NOREAV", which is calculated by dividing the Company's net operating profit by the Company's average enterprise value (debt plus shareholder equity minus minority interest). The Company has determined not to disclose its performance criteria on the basis that it is confidential business information.

Indemnification of Directors and Officers

   The Company's Bylaws provide for the indemnification of directors and officers of the Company to the full extent permitted by the Wisconsin Statutes. The Company has entered into agreements to indemnify its directors and certain officers, and may enter into similar agreements to indemnify additional officers, in addition to the indemnification provided for in the Bylaws. These agreements will, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by the Wisconsin Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Severance Agreements

   The Company has entered into change of control severance agreements (the "Severance Agreements") with certain officers of the Company, including those officers identified in the Summary Compensation Table above. The Severance Agreements provide that, if, within two years after a "Change of Control" (as defined below), the Company terminates the individual's employment other than for "Cause" (as defined below) or disability, or the individual terminates the individual's employment for "Good Reason" (as defined below), then the individual will be entitled to a lump-sum cash payment equal to (1) a multiple of one, two or three times the individual's annual base salary, plus (2) a multiple of one, two or three times the individual's average annual bonus for the three fiscal years immediately preceding the date of termination. As of February 3, 2001, the multiple referred to in this paragraph was three for Mr. Podany and two each for Messrs. Hopkins, Bettiga, Chustz and Harig. Each individual would also receive his salary through the date of termination and all other amounts owed to the individual at the date of termination under the Company's benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual's family for a one, two or three year period after the date of termination. The Severance Agreements provide that if certain amounts to be paid thereunder constitute "parachute payments," as defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (the "Code"), the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced.

   A "Change of Control" is defined as occurring if (1) any person or group acquires 20 percent or more of the Company's outstanding common stock or voting securities, (2) the incumbent directors cease to constitute at least a majority of the Board of Directors, (3) the shareholders approve a merger, consolidation, liquidation, dissolution or reorganization of the Company, or
(4) the shareholders approve a complete liquidation or dissolution of the Company. For purposes of the Severance Agreements, "Cause" means (a) personal dishonesty by the individual intended to result in his substantial personal enrichment at the expense of the Company, (b) repeated, willful violations by the individual of his obligation to devote reasonable time and efforts to carry out his responsibilities to the Company, or (c) the conviction of the individual of a felony. "Good Reason" as used in the Severance Agreements means (i) any reduction of the individual's authority, responsibilities or compensation (excluding for this purpose specified actions by the Company not taken in bad faith and which are promptly remedied by the Company upon receipt of notice), (ii) any required relocation of the individual to a place of business more than 35 miles from where the individual works at the time of the Change of Control, (iii) any purported termination of the individual other than for Cause, or (iv) any failure of a successor to the Company, by merger or otherwise, to assume the Company's obligations under the Severance Agreements.

   Key executives are eligible for participation in the Company's Supplemental Executive Retirement Plan, ("SERP") which was adopted by the Compensation Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 50 with 10 or more years of service with the Company. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Compensation Committee. The Chief Executive Officer and the other executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive's final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

Other Compensation

   The Company provides certain personal benefits and other noncash compensation to its executive officers. For the fiscal year ended February 3, 2001, the incremental cost of providing such compensation did not exceed the minimum amounts required to be disclosed under current Securities and Exchange Commission rules for each person named in the Summary Compensation Table.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

Executive Compensation Principles

   The Company's Executive Compensation Program is designed to align executive compensation with Company values and objectives, its business strategy and financial performance. In applying these principles, the Compensation and Stock Option Committee (the "Committee") believes the Executive Compensation Program must:

  . Attract and retain key executives critical to the long-term success of the Company by providing compensation levels comparable to those offered by other leading companies in the industry.

  . Reward executives for long-term strategic management and achievement of business objectives.

  .  Reward executives for the enhancement of shareholder value.

  . Support a performance oriented environment that rewards achievement of Company goals and Company performance compared to that of the industry.

  .  Differentiate compensation amounts according to individual performance.

   The Company's philosophy is to target medium levels of compensation and benefits, with top quartile compensation levels attainable for superior performance.

Executive Compensation Program

   The executive compensation program is comprised of both cash and equity based compensation. The annual compensation consists of base salary and an annual Executive Incentive Plan (the "EIP") payment. The Committee determines the level of base salary for key executive officers. The Committee determines the base salary based on competitive norms. These competitive norms are based on a comprehensive retail study including companies having approximately 2-3 billion dollars in annual sales and not on the more diverse peer retail group used for purposes of the performance graph. This narrower focus is believed to be the most appropriate in fixing salaries. Additionally, the Committee seeks to fix such salaries in the medium range of those companies used for salary survey data. In establishing the base salary levels, the Committee considers:

  .  Surveys of external comparable positions.

  . Position matching validating responsibilities, organizational level and title with external comparable positions in the industry.

  . Compensation paid to comparable positions in comparably sized companies based on sales revenues derived from industry surveys.

   Of these three referenced factors, the Committee places the most emphasis on surveys of external comparable positions. The Committee next weighs the compensation paid comparable positions in comparably sized companies. Finally, the Committee validates the information derived from the first two factors by ensuring accurate position matching by evaluation of responsibilities, organizational level and title.

   The Committee also approves the participation of key executives in the EIP. Awards for key executive officers vary based on the Company's achievement of certain financial goals. As with base salary, the EIP is intended to be competitive with bonuses paid by other retail companies having approximately 2-3 billion dollars in annual sales. The financial goals set by the Committee for the fiscal year ended February 3, 2001 were not achieved and, thus, no EIP awards were paid to the Company's senior executives with respect to fiscal year 2000.

   An analysis of the survey group compensation level indicates that, as it relates to base salary, the Company's executives, on an overall average basis, receive compensation comparable to the survey norm. Since the Company has not routinely granted stock options to its executives on an annual basis, the Company believes comparisons of the Company's stock option grants to the survey are not meaningful or appropriate.

   Long-term incentives have historically been provided primarily through grants of stock options and restricted stock. Under the Company's 1991 Stock Option Plan, 1995 Stock Option Plan and the 1998 Stock Incentive Plan (the "Stock Option Plans"), the Committee has the discretion to determine, among other things, the individuals to whom stock options are awarded, the number of shares subject to each option, and whether the stock options will be subject to performance criteria. In determining the award of options, the Committee considers the number of outstanding stock options held by each Stock Option Plan participant. This consideration is applied consistently to all Stock Option Plan participants including executive officers and the Chief Executive Officer. The size of stock option grants are based upon competitive practice and position level. Stock option grants align key executive officers' long-range interests with those of the shareholders by providing the key executive officers with the opportunity to build a meaningful stake in the Company. All eligible Stock Option Plan participants were granted stock option awards in the fiscal year ended February 3, 2001. The Compensation Committee has made no determination as to the schedule for future option grants.

   Restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan is intended to encourage recipients to continue to serve the Company and its shareholders. Although the recipient receives dividends at the same rate as may be granted to owners of unrestricted shares, the restricted stock certificates are not delivered and such shares may not be sold, transferred or pledged until they vest. No grants of restricted stock were made under such plan during fiscal year 2000.

   In addition, beginning in the fiscal year ended February 3, 2001, the Compensation Committee has the ability to make awards to certain eligible executives pursuant to the Company's 2000 Executive Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan is intended to provide total compensation opportunities competitive with other similar companies and motivate participants to achieve long-range goals. Awards can be paid out in the Company's common stock, cash or a combination thereof. Under the Incentive Plan, the Compensation Committee has the discretion to determine, among other things, the individuals to whom awards may be given, performance periods, performance objectives to be achieved, and award levels. It is expected that all of the Company's executive officers will participate in the Incentive Plan. In the fiscal year ended February 3, 2001, target levels were set for two-year and four-year performance periods. No payments were made under the Incentive Plan in fiscal 2000.

   Key executives are eligible for participation in the Company's Supplemental Executive Retirement Plan, ("SERP") which was adopted by the Compensation Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 50 with 10 or more years of service with the Company. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Compensation Committee. The Chief Executive Officer and the other executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive's final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

   Key executives also participate in the Company's Profit Sharing Plan, which is funded entirely by Company contributions to such Plan. In this regard, key executive officers are treated in the same manner as any other Profit Sharing Plan participant. Committee approval is not required for participation by key executives in the Profit Sharing Plan. No Company contribution was made to the Profit Sharing Plan with respect to fiscal year 2000. Key executive officers may also participate in the Company's 401(k) Plan which is available to any associate meeting minimum length of service and number of hours worked standards. Under the 401(k) Plan, the Company contributes one-half of an associate's personal contribution up to a maximum of 3 percent of the associate's base earnings. Also, key executive officers may elect to defer certain annual compensation. Deferred amounts are accounted for as if invested in various accounts.

   On occasion, the Committee may make adjustments to a particular executive's compensation in any given year based on circumstances unique to such executive. For example, such adjustments may recognize extraordinary efforts on a special project, or the need to compensate special talents or expertise in order to retain a key individual.

   The Committee may also award additional bonus payments to certain executives when it determines that such an award is in the Company's and its shareholders' best interest. For example, on November 29, 2000, the Committee authorized certain retention bonus payments to be paid to key executives in January, 2004, contingent upon such executives' continued employment with the Company ("Retention Bonuses"). These Retention Bonuses are intended to enable the Company to retain its key executives in an industry which has experienced numerous business failures, significant consolidation, and increased competition for executive talent.

Chief Executive Officer Compensation

   The Committee determined the Chief Executive Officer's compensation for the fiscal year ended February 3, 2001 based upon a number of factors and criteria. The Chief Executive Officer's base salary was established based on: surveys of external comparable positions; position-matching validating responsibilities; organizational level and title with external comparable positions in the industry; compensation paid to comparable positions in comparably sized companies based on sales revenue derived from industry surveys; and Committee review of the Chief Executive Officer's individual performance. Individual performance is evaluated through regular ongoing personal contact with Committee members. As with other executive officer salaries, comparison was based on a comprehensive retail study including companies having approximately 2-3 billion dollars in annual sales, as opposed to the more diverse peer group used in the Performance Graph. It is noted that the base salary awarded falls well within industry norms.

   The EIP award consideration for the Chief Executive Officer was based on the Company's achievement of certain financial goals which include after tax earnings. The financial goals set by the Committee for the fiscal year ended February 3, 2001 were not achieved and, thus, no EIP award was paid to the Chief Executive Officer.

   In November, 2000, the Company awarded nonqualified stock options to the Chief Executive Officer, along with other key employees, as disclosed in the compensation tables. These awards vest over a period of five years, beginning two years after the grant date, and were granted at an exercise price equal to fair market value as of the date of grant. Also, on November 29, 2000, the Chief Executive Officer received a retention bonus to be paid in January, 2004 as described above.

   In the Compensation Committee's opinion, the total compensation package for the Chief Executive Officer in 2000 appropriately reflects the Company's financial performance and the Chief Executive Officer's individual efforts in carrying out his overall responsibility for the Company.

   The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds 1 million dollars per executive. The Committee believes its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are not inconsistent with that goal, the Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses.

                                          Compensation and Stock Option
                                           Committee

                                          Jack W. Eugster, Chairman
                                          Stephen E. Watson
                                          John G. Turner

                               PERFORMANCE GRAPH

   The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years, with the cumulative total return on the Wilshire 5000 Index and the cumulative total return for the S & P Retail Composite Index selected as the Company's peer group. The comparison assumes $100 was invested on February 23, 1996 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

           ShopKo Stores  Wilshire 500 Index   S&P Retail Composite
---------------------------------------------------------------------
  2/23/96      100           100                    100
  2/21/97      144.34        122.23                 123.07
  1/31/98      239.79        153.35                 169.43
  1/30/99      296.24        195.18                 277.72
1/29/2000      173.44        222.95                 278.13
 2/3/2001       83.81        215.26                  297.3
[Performance Graph]

                            AUDIT COMMITTEE REPORT

   In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility to the Company's shareholders, the investment community and governmental agencies relating to corporate accounting, financial reporting practices and the quality and integrity of the Company's financial reports. During the fiscal year ended February 3, 2001, the Audit Committee met two times, and the committee chair, as representative of the Committee, discussed the interim financial results of the Company with management and the independent auditors prior to publication of such results.

   Auditor Independence and Fiscal 2000 Audit. In discharging its duties, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees." In addition, the Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

   The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed with management and the independent auditors the objectives and scope of the internal audit process and the results of the internal audit examinations.

   Fiscal 2000 Financial Statements and Recommendations of the Committee. The Audit Committee reviewed the Company's audited financial statements as of and for the fiscal year ended February 3, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

   Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001 for filing with the Securities and Exchange Commission.

   Audit Fees. The aggregate fees billed for professional services rendered by the independent auditors for (1) the audit of the Company's financial statements as of and for the fiscal year ended February 3, 2001 and (2) the review of the financial statements included in the Company's Form 10-Q filings for the fiscal year were $335,000.

   Financial Information Systems Design and Implementation Fees. The independent auditors did not provide professional services during the fiscal year ended February 3, 2001 for the operation of the Company's information systems or the management of local area networks, nor did they design or implement a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements taken as a whole. Accordingly, no financial information systems design and implementation fees were paid to the independent auditors.

   All Other Fees. The aggregate fees billed by the independent auditors for the fiscal year ended February 3, 2001 for non-audit and non-information systems related services, were $1,137,000. These services consisted of the development of store operations module and related assessment analysis in connection with the Company's restructuring announced January 31, 2001; tax consultation and planning; tax compliance; acquisition, integration and disposition; and other minor services related to employee benefit plans, Form S-8 filings and sales certifications. The Audit Committee considered whether, and has determined that, the provision of these types of services is compatible with maintaining the independent auditors' independence.

                                          The Audit Committee:

                                          Jeffrey C. Girard, Chairman
                                          Stephen E. Watson
                                          Gregory H. Wolf

                                    ITEM 2

          PROPOSAL TO APPROVE THE COMPANY'S 2001 STOCK INCENTIVE PLAN

   The purpose of the 2001 Stock Incentive Plan (the "Plan") is to provide a means to attract and retain high quality individuals, to motivate key personnel to achieve the long-term goals of the Company, to provide incentive compensation opportunities to the key personnel of the Company that are competitive with those of similar companies, and to further align the interests of key personnel who participate in the Plan with those of the Company's shareholders through compensation that is based on the value of the Company's Common Stock. The Board of Directors adopted the Plan on March 28, 2001, subject to shareholder approval. The following summary of the material features of the Plan is subject in all respects to the complete text of the Plan, a copy of which is attached to this Proxy Statement as Appendix B.

   The Board of Directors has delegated administration of the Plan to the Compensation and Stock Option Committee (the "Committee"). Under the Plan, the Committee may grant (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) non-qualified stock options, and (iii) shares of stock or the right to receive shares of stock in the future (or their cash equivalent or a combination of both) ("Stock Awards") (options and Stock Awards are collectively referred to as "Awards"), to certain key personnel of the Company and its related companies (defined to include any corporation, joint venture, limited liability company, or other business entity in which the Company has a significant direct or indirect equity interest). The Committee has final authority, subject to the express provisions of the Plan, to determine to whom Awards shall be granted; to determine the types of Awards and the numbers of shares covered by the Awards; to determine the terms, conditions, performance criteria, restrictions and other provisions of each Award, and to cancel or suspend Awards; to determine the terms and provisions of any agreements made pursuant to the Plan; and to make all other determinations that may be necessary or advisable for the administration of the Plan. In making such Award determinations, the Committee may take into account the nature of the services rendered by the respective personnel, their present and potential contribution to the Company's success and such other factors as the Committee deems relevant. The Board of Directors has the non-exclusive power to exercise the authority of the Committee with respect to Awards to non-employee directors of the Company and its related companies. The Plan provides for accelerated vesting of Awards upon the occurrence of certain "change of control" transactions as described in the Plan.

   Incentive stock options may be granted under the Plan to full or part-time employees, including officers and directors who are also employees, of the Company and its related companies (as defined above) (together, the "Employees"). In addition, non-qualified stock options and Stock Awards may be granted to Employees and non-employee directors. There are presently approximately 1,100 employees who could be selected by the Committee for participation in the Plan.

   Subject to the Committee's authority to adjust the number and kind of shares subject to each outstanding Award and the exercise price in the event of certain corporate transactions involving the Company, the aggregate number of shares of Common Stock which may be issued under the Plan is 900,000 shares. Award limits established under the Plan are as follows: the maximum number of shares of Common Stock which may be issued pursuant to incentive stock options is 500,000, the maximum number of shares of Common Stock covered by options granted to any one individual is 500,000 in any one calendar year, and the maximum value of Stock Awards granted to any one person is $5,000,000.

   The period during which incentive stock options may be granted under the Plan will expire on March 28, 2011, and the term of each option granted under the Plan will expire not more than ten years from the date of grant. Each option granted will specify an exercise price or prices; provided, however, that no option may be granted with a per share exercise price less than the fair market value per share of Common Stock on the date of grant. The Plan does not allow the repricing of options after grant except in the event of stock splits, stock dividends, and similar transactions. At the discretion of the Committee, options may be exercised in full at any time, from time to time or in installments, or upon the occurrence of specified events. An option may be exercised as to any or all of the shares covered by the option by delivering written notice of exercise to the Secretary of the Company, accompanied by full payment of the exercise price for such shares. Payment of the exercise price must be made in cash, by tendering previously owned shares of Common Stock or by authorizing a third party to sell shares of the Common Stock acquired upon exercise of an option and remitting the purchase price to the Company.

   The Plan may be terminated or amended by the Board of Directors of the Company. The Board of Directors may not, without approval of the shareholders of the Company, increase the number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan, except for increases resulting from certain corporate transactions involving the Company. Awards to be granted under the Plan are not determinable as of the date of this Proxy Statement. The closing sale price of the Common Stock on April 20, 2001 was $8.80.

Certain Federal Income Tax Consequences

   The following brief description of the tax consequences of the grant and exercise of Awards under the Plan is based on federal income tax laws currently in effect and does not purport to be a complete description of such federal income tax consequences. Awards granted under the Plan may be either incentive stock options, non-qualified stock options or shares of stock or the right to receive shares of stock in the future. Neither the grant nor the exercise of an incentive stock option will have immediate tax consequences to the optionee or the Company, although the exercise of an incentive stock option may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares of Common Stock acquired upon the exercise of an incentive stock option within one year of the date of exercise or within two years from the date of grant of the option, the optionee will recognize ordinary income and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon the disposition of such shares and the entire gain for the optionee will be treated as capital gain.

   With respect to non-qualified stock options, at the time such options are granted, the optionee will not recognize any taxable income and the Company will not be entitled to any deduction. When an optionee exercises a non-qualified stock option, the optionee, unless subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. The income arising from an optionee exercising a non-qualified stock option will be subject to withholding for income and employment tax purposes, and the Company will be entitled to defer making delivery of any Common Stock to be issued until satisfactory withholding arrangements have been made.

   With respect to Stock Awards, unless the recipient has made an election under Section 83(b) of the Code, the recipient will not recognize taxable income at the time of the Award. At the time any transfer or forfeiture restrictions applicable to the Stock Award lapse, the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the excess of the fair market value of such stock at such time over the amount paid therefor. The income arising from the lapse of any transfer or forfeiture restrictions will be subject to withholding for income and employment tax purposes, and the Company will be entitled to defer making delivery of any Stock Award until satisfactory withholding arrangements have been made. Any dividends paid to the recipient on the stock while the transfer or forfeiture restrictions apply will be ordinary compensation income to the recipient and deductible as such by the Company. If the recipient makes an election under Section 83(b) of the Code, he or she will be taxed on the Award at its fair market value on the date of grant

(less any amount paid by the recipient for the Stock Award) and the Company will be entitled to a corresponding deduction equal to the amount of taxable income recognized by the recipient. The income arising from the Section 83(b) election will be ordinary income and will be subject to applicable income and employment tax withholding. The lapse of the transfer or forfeiture restrictions will not be a taxable event in this case.

Vote Required To Approve Plan; Board's Recommendation

   Approval of the 2001 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents over 50% of the Common Stock entitled to vote on the proposal. The Board of Directors recommends a vote FOR approval of the 2001 Stock Incentive Plan. Proxies solicited by the Board will, unless otherwise directed, be voted for approval of the 2001 Stock Incentive Plan.

                                    ITEM 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending February 2, 2002 and is seeking the ratification of their appointment by the shareholders. Shares represented by the accompanying proxy will be voted for ratification unless the proxy indicates to the contrary.

   Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required to Ratify Selection; Board's Recommendation

   Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending February 2, 2002 requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. The Board recommends a vote FOR such ratification. Proxies solicited by the Board will, unless otherwise directed, be voted in favor of such ratification.

               PROPOSALS OF SHAREHOLDERS FOR 2002 ANNUAL MEETING

   Nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2002 Annual Meeting and any other shareholder proposed business to be brought before the 2002 Annual Meeting must be submitted to the Company not later than February 5, 2002. Such shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations and shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2002 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 700 Pilgrim Way, P.O. Box 19060, Green Bay, Wisconsin 54307-9060 on or before January 1, 2002. Proposals should be directed to Mr. Peter G. Vandenhouten, Corporate Counsel and Assistant Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                 OTHER MATTERS

   Other Proposed Action. The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matter other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

   Cost of Solicitation. The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telecopy and personally.

                                          By Order of the Board of Directors

                                          Peter G. Vandenhouten
                                          Assistant Secretary

Dated: May 1, 2001

                                                                     APPENDIX A

                              SHOPKO STORES, INC.
                            AUDIT COMMITTEE CHARTER

   RESOLVED, that the charter and powers of the Audit Committee shall be:

  . Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

  . Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company:

  . Overseeing that management has established and maintained processes to assure compliance by the Company with applicable laws, regulations; and

  . Overseeing the Company's relations with the independent public accountants.

   FURTHER RESOLVED, that the Audit Committee shall have the following specific authority, power, and responsibilities:

Relations with Independent Public Accountants

   1. To recommend to the Board of Directors the independent public accountants to audit the books and records of the Company and to review the fees charged for such audits.

   2. To review and discuss with the independent public accountants the independent public accountants' ultimate accountability to the Board of Directors and the Audit Committee.

   3. To monitor the performance, independence and qualifications of the independent accountants, and to take appropriate action when circumstances warrant, including approving any proposed discharge of the independent public accountants.

   4. To obtain on an annual basis a written statement from the independent public accountants listing all relationships between the independent public accountants and the Company and to review and discuss with the independent public accountants any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and recommend that the Board of Directors take appropriate action to maintain the independent public accountants' independence.

   5. To review the scope, costs and results of the independent audit of the Company's books and records through conferences and direct, private communications with the independent public accountants, as deemed appropriate by the Committee.

   6. To review and evaluate significant nonaudit services reported to the Committee, such as management consulting services, proposed by the Company's independent public accountants, and, if appropriate, to make recommendations to the Board of Directors intended to ensure the independence of such accountants.

   7. To provide an independent direct communication between the Board of Directors, internal auditors and independent public accountants.

Internal Audit

   8. To review with management and the independent public accountants the objectives and scope of the internal audit process.

   9. To monitor with management the competency and quality of the internal auditors.

   10. To review periodically the internal audit program.

Financial Reporting

   11. To review with management and the independent public accountants major accounting and disclosure policies involved in the preparation of the Company's Annual Report on Form 10-K and the impact of these policies on the contents of such report.

   12. To periodically review with management the major accounting and disclosure policies involved in the preparation of the Company's unaudited quarterly financial reports and the impact of these policies on the contents of such reports.

   13. To review with management such financial reporting issues as may be brought to the Committee's attention, such as changes in accounting principles significantly affecting the Company, and significant unusual nonoperating or nonrecurring items.

   14. To review any significant disagreements between management and the independent public accountants in connection with the preparation of the Company's financial statements.

   15. To make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company's Annual Report on Form 10-K.

Control Environment

   16. To review with management the programs that the Company has instituted to correct deficiencies noted by the independent public accountants in their annual review.

   17. To review audit reports received from the independent public accountants and internal auditors and recommend such action in respect of such reports as the Audit Committee deems appropriate to ensure the integrity of financial information.

   18. To review with management the programs established to provide for compliance with applicable laws and regulations and to prevent unethical, questionable, or illegal activities by Company employees.

   19. To review with management reports on lawsuits, claims and governmental actions against the Company which pose significant risk of losses which could materially impact the financial condition of the Company.

   20. To review any reported material transaction to which the Company is a party involving a potential conflict of interest with a director, executive officer or other affiliate of the Company.

Committee Evaluation, Reporting and Record Keeping

   21. To review and assess on an annual basis the Committee's charter and recommend to the Board of Directors such changes as deemed necessary.

   22. To periodically review the Committee's composition and recommend to the Board of Directors such changes as deemed necessary.

   23. To evaluate on an annual basis whether the Committee is satisfying its responsibilities.

   24. To report periodically to the entire Board of Directors with regard to the significant activities, findings and recommendations of the Audit Committee.

   25. To maintain minutes and other relevant records of the Audit Committee's meetings and actions.

   26. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

   27. To make such other reports to the entire Board of Directors or the shareholders as deemed appropriate or as may be required by law.

Other

   28. To take action in connection with such other powers and responsibilities as the Board of Directors may, from time to time, determine.

   29. To direct an investigation into any matter the Audit Committee deems necessary and appropriate, including the authority to retain outside counsel or other professional services.

   30. To retain or consult with independent outside counsel or other professionals at the Committee's discretion without permission of the Board of Directors or Company management.

   FURTHER RESOLVED, that the Audit Committee may conduct its business and affairs at any time or location it deems appropriate, that attendance and participation in a meeting may take place by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, that any action to be taken at any meeting of the Audit Committee may be taken without a meeting, if all members of the Audit Committee consent thereto in writing and such writing or writings are filed with the minutes of the Audit Committee, that all decisions of the Audit Committee shall be determined by the affirmative vote of a majority of the members thereof, and that a report of any actions taken by the Audit Committee shall be delivered at the next meeting of the Board of Directors.

                                                                     APPENDIX B

                              SHOPKO STORES, INC.
                           2001 STOCK INCENTIVE PLAN

                                   SECTION 1

                                    GENERAL

   1.1. Purpose. The ShopKo Stores, Inc. 2001 Stock Incentive Plan (the "Plan") has been established by ShopKo Stores, Inc. (the "Company") (i) to attract and retain high quality individuals eligible to participate in the Plan; (ii) to motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) to provide incentive compensation opportunities that are competitive with those of other similar companies; and
(iv) to further align Participants' interests with those of the Company's shareholders through compensation that is based on the Company's common stock; and thereby promote the long-term financial interests of the Company and the Related Companies, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

   1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees and the Eligible Directors, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

   1.3. Operation and Administration. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Subject to subsection 5.5 (relating to the Board's authority), the authority to control and manage the operation and administration of the Plan shall be vested in a committee of the Board (the "Committee") in accordance with Section 5.

   1.4 Definitions. Capitalized terms used herein which are not defined where such terms first appear shall be defined as set forth in Section 7.

                                   SECTION 2

                                    OPTIONS

   2.1. Options. The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 2 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An "Incentive Stock Option" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in section 422(b) of the Code. A "Non-Qualified Option" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code.

   2.2. Exercise Price. The "Exercise Price" of each Option granted under this
Section 2 shall be established by the Committee; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the "Pricing Date" shall be the date on which the Option is granted.

   2.3. Exercise. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

   2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

     (a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in subsection 2.4(c), payment may be made as soon as practicable after the exercise).

     (b) The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

     (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

   2.5. Expiration Date. The "Expiration Date" with respect to an Option means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that the Expiration Date with respect to any Option shall not be later than the earliest to occur of:

     (a) the tenth anniversary of the date on which the Option is granted;

     (b) if the Participant is an Eligible Employee and the Participant's Date of Termination occurs by reason of death or Disability, the first anniversary of such Date of Termination;

     (c) if the Participant is an Eligible Employee and the Participant's Date of Termination occurs by reason of Retirement, the second anniversary of such Date of Termination;

     (d) if the Participant is an Eligible Employee and the Participant's Date of Termination occurs for reasons other than Retirement, death or Disability, the 90-day anniversary of such Date of Termination; or

     (e) if the Participant is an Eligible Director, the third anniversary of the Participant's Date of Termination.

   Notwithstanding the foregoing provisions of this subsection 2.5, if the Participant dies while the Option is otherwise exercisable, the Expiration Date may be later than the dates set forth above, provided that it is not later than the first anniversary of the date of death.

   2.6. Settlement of Award. The distribution following exercise of an Option of shares of Stock, shall be subject to such conditions, restrictions and contingencies as the Committee may establish. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable.

                                   SECTION 3

                              OTHER STOCK AWARDS

   3.1. Definition. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future.

   3.2. Restrictions on Stock Awards. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies. The performance measures for such awards may include: stock price, total shareholder return, earnings, earnings per share, return on equity, and return on assets. The Committee may define the performance measures, including, without limitation, defining such performance measures to exclude non-recurring or extraordinary terms or events.

                                   SECTION 4

                         OPERATION AND ADMINISTRATION

   4.1. Effective Date. Subject to the approval of the shareholders of the Company at the Company's 2001 annual meeting of its shareholders, the Plan shall be effective as of March 28, 2001 (the "Effective Date"); provided, however, that to the extent that Awards are made under the Plan prior to its approval by shareholders, they shall be contingent on approval of the Plan by the shareholders of the Company. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock Options may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted or, if earlier, the date the Plan is approved by shareholders.

   4.2. Shares Subject to Plan.

   (a) (i) Subject to the following provisions of this subsection 4.2, the maximum number shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 900,000 shares of Stock.

   (ii) Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

   (b) Subject to subsection 4.2(c), the following additional maximums are imposed under the Plan.

     (i) The maximum number of shares of Stock that may be issued by Options intended to be Incentive Stock Options shall be 500,000 shares.

     (ii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options) shall be 500,000 shares in any one calendar year.

     (iv) The maximum payment that can be made for awards granted to any one individual pursuant to Section 3 (relating to Stock Awards) shall be $5,000,000. If an Award granted under Section 3 is, at the time of grant, denominated in shares, the value of the shares of Stock for determining this maximum individual payment amount will be the Fair Market Value of a share of Stock on the date of grant multiplied by the number of shares granted.

   (c) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust

Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options; as well as any other adjustments that the Committee determines to be equitable.

   4.3. Acceleration on Change of Control. Subject to the provisions of subsection 4.2(c) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Agreement reflecting the applicable Award, upon the occurrence of a Change of Control:

      (a) All outstanding Options shall become fully exercisable.

      (b) All Stock Awards shall become fully vested.

   4.4. Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

     (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

     (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

   4.5. Tax Withholding. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

   4.6. Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another entity (or an interest in another entity).

   4.7 Repricing. Subject to the provisions of subsection 3.2 (c) (relating to the adjustment of shares), the Exercise Price for any Option granted under this Plan shall not be decreased after the date of such grant.

   4.8. Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

   4.9. Transferability. Except as otherwise provided by the Committee or in the Agreement reflecting the applicable Award, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

   4.10. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

   4.11. Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the "Agreement") in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, determine.

   4.12. Limitation of Implied Rights.

   (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

   (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Selection as a Participant will not give any director the right to be retained or nominated as a director of the Company or any Related Company. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

   4.13. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

   4.14. Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company.

   4.15. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

                                   SECTION 5

                                   COMMITTEE

   5.1. Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more members of the Board.

   5.2. Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to subsection 5.5 hereof and to the following:

  (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees and the Eligible Directors those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual's present and potential contribution to the Company's success and such other factors as the Committee deems relevant.

  (b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

  (c) The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

  (d) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

  (e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

  (f) In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

   5.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

   5.4. Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee's or Participant's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

   5.5. Board Administration. The Board shall have the authority to exercise all of the powers of the Committee under the Plan with respect to any Award to an Eligible Director if the Board determines to exercise such authority. The determination by the Board to make an Award to an Eligible Director shall not limit the authority of the Committee to also make Awards to Eligible Directors.

                                   SECTION 6

                           AMENDMENT AND TERMINATION

   The Board may, at any time, amend or terminate the Plan; provided, however, that

  (a) subject to subsection 4.2(c) (relating to the adjustments of shares), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and

   (b) without further approval of the shareholders of the Company, no amendment shall materially increase the number of shares of Stock which may be delivered pursuant to Awards hereunder, except for increases resulting from subsection 4.2(c) (relating to the adjustment of shares).

                                   SECTION 7

                                 DEFINED TERMS

   For purposes of the Plan, the terms listed below shall be defined as follows:

  (a) Award. The term "Award" shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options and Stock Awards.

  (b) Board. The term "Board" shall mean the Board of Directors of the Company.

  (c) Change of Control. The term "Change of Control" shall mean any of the following events:

       (1) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
    (iii) of subsection (3) below; or

       (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

       (3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company for which approval of the shareholders of the Company is required (a "Business Combination"), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
    (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

       (4) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

  (d) Code. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

  (e)  Date of Termination.

       (1) With respect to a Participant who is an Eligible Employee, the Participant's "Date of Termination" shall be the first day occurring on or after the Agreement Date on which the Participant's employment with the Company and all Related Companies terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be a Related Company (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the employer.

       (2) With respect to a Participant who is an Eligible Director, the Participant's "Date of Termination" shall be the first day occurring on or after the date of the Agreement on which the Participant ceases to be a director of any of the Company and any Related Companies for any reason.

  (f) Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a "Disability" in accordance with the Company's Long-Term Disability Plan.

  (g) Eligible Director. The term "Eligible Director" shall mean any director (or person holding authority comparable to that of a director for business entities which do not have directors) of the Company or a Related Company who is not an employee of the Company or a Related Company.

  (h) Eligible Employee. The term "Eligible Employee" shall mean any employee of the Company or a Related Company.

  (i) Fair Market Value. For purposes of determining the "Fair Market Value" of a share of Stock, the following rules shall apply:

       (i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the "Fair Market Value" shall be the last reported sale price of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading, as such prices are reported in a publication of general circulation selected by the Committee. If no reported sale of Stock takes place on the date in question on the principal exchange, then the most recent reported sale of the Stock on the principal exchange shall be determinative of "Fair Market Value."

       (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

       (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Committee.

  (j) Related Companies. The term "Related Company" means any corporation, joint venture, limited liability company, or other business entity in which the Company has a significant direct or indirect equity interest as determined by the Committee in its sole discretion.

  (k) Retirement. "Retirement" of the Participant shall mean the occurrence of the Participant's Date of Termination after age 55 with ten (10) or more years of service with the Company or a Related Company, or as otherwise expressly approved by the Committee.

  (l) Stock. The term "Stock" shall mean shares of common stock of the Company.

Adopted: March 28, 2001


------------------------------------------------------------------------------------------------------------------------------


                                                   b Please detach here b

------------------------------------------------------------------------------------------------------------------------------
----                                                                                                                      ----
|                                                                                                                            |

1. Election of directors:  01 Jeffrey C. Girard  02 Dale P. Kramer               [_]Vote FOR      [_]Vote WITHHELD
                           03 John G. Turner                                        all nominees     from all nominees

(Instructions: To withhold authority to vote for any indicated nominee,          _________________________________________
write the number(s) of the nominee(s) in the box provided to the right.)        |_________________________________________|

2. Approval of the ShopKo Stores, Inc. 2001 Stock Incentive Plan.                [_]For  [_]Against  [_]Abstain

3. Ratification of appointment of Deloitte & Touche LLP to audit the financial
   statements of the Company for the fiscal year ending February  2, 2002.       [_]For  [_]Against  [_]Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

Address Change? Mark Box [_]    [_] PLEASE CHECK BOX IF YOU ARE
Indicate changes below:             ATTENDING THE ANNUAL MEETING.               Date ________________________, 2001
                                                                                          (Month)      (Day)

                                                                                 _________________________________________
                                                                                |_________________________________________|
                                                                                                 Signature(s)

                                                                                 Please sign exactly as name appears
                                                                                 hereon. When shares are held by joint
                                                                                 tenants, both should sign. When signing
                                                                                 as attorney, executor, administrator,
                                                                                 trustee, or guardian, please give full
                                                                                 title as such. If a corporation, please
                                                                                 sign in full corporate name by President
                                                                                 or other authorized officer. If a
                                                                                 partnership, please sign in partnership
                                                                                 name by authorized person.
|                                                                                                                            |
----                                                                                                                      ----

                                                  SHOPKO STORES, INC.

                                                   ANNUAL MEETING OF
                                           SHOPKO STORES, INC. SHAREHOLDERS

                                                 Tuesday, June 5, 2001
                                                      10:00 a.m.

                                                  St. Norbert College
                                              Bemis International Center
                                                   100 Grant Street
                                                   DePere, Wisconsin

                                                        Agenda
                                        . Elect three directors to serve until
                                          2004.
                                        . Approve the ShopKo Stores, Inc. 2001
                                          Stock Incentive Plan.
                                        . Ratify the appointment of Deloitte &
                                          Touche LLP to audit the financial
                                          statements of the Company for the
                                          fiscal year ending February 2, 2002.
                                        . Transact such other business as may
                                          properly come before the meeting.



--------------------------------------------------------------------------------
                  ShopKo Stores, Inc.
[SHOPKO LOGO]     700 Pilgrim Way, Green Bay, Wisconsin 54307            proxy
--------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors of ShopKo Stores, Inc.

  The undersigned hereby appoints William J. Podany, Brian W. Bender and Peter
G. Vandenhouten proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ShopKo Stores, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held June 5, 2001 or any adjournment thereof.


      (Continued, and to be marked, dated and signed, on the other side)